Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Media Contact Information:	Investor Relations Contacts:
Kim Doran	Chuck Coppa, CFO
Quixote Group	American Power Group Corporation
336-413-1872	781-224-2411
kdoran@quixotegroup.com	ccoppa@americanpowergroupinc.com

Mike Porter
Porter, LeVay, & Rose, Inc.
212-564-4700
mike@plrinvest.com

American Power Group Corporation Reports Third Quarter Fiscal 2014 Results
Lynnfield, MA - August 14, 2014 - American Power Group Corporation (OTCQB: APGI), today announced results for the three and nine months ending June 30, 2014. Several areas of notable progress are as follows:
Financial Highlights:

•	Total vehicular conversion revenue grew 500 percent over prior year’s quarter.

•	YTD vehicular shipments at over 160 units or almost 2X prior YTD.

•
Total stationary units shipped increased 57 percent over prior year’s quarter despite lower quarterly revenue which was due to full turnkey content mix of a 12 unit fracturing rig conversion last year.

•	YTD stationary shipments at over 170 units or almost 2X prior YTD.

•	Entering Q4 with a backlog of more than $785,000 all relating to vehicular dual fuel conversions.
Operational Highlights:

•	Stationary: Won a competitive run-off for a twelve system frac conversion with a new oil & gas customer.

•	Stationary: Record number of outstanding quotes ($4 million +) for follow-on and new customers.

•	Vehicular: APG software upgrade reduces driver variability on net fuel savings

•	Vehicular: Increase in early-adopter orders with APG customers based in twenty-one states.

•	Vehicular: Early-adopter customers beginning to reorder; APG’s Dual Fuel Glider™ leading the way.

•	Vehicular: Nearing completion of our first EPA IUL approval testing for the Volvo/Mack engine

•	International: Expansion into the Caribbean, Central and South America with global industrial leaders
Lyle Jensen, American Power Group Corporation’s Chief Executive Officer, stated, “The past 120 days have been very productive with new dealers, expanding regions, more early-adopter customers and optimizing field performance of our dual fuel solution with our existing customers. We have begun to open up Canada, the Caribbean and the America’s with several well known multi-national vehicular customers who collectively operate thousands of vehicles. We now have over 240 dual fuel trucks operating in over 21 states in the United States with fueling infrastructure continuing to be the most significant hurdle facing accelerated Class 8 adoption. We are expanding our cooperative sales and marketing efforts with many of the major CNG and LNG fuel suppliers in the U.S. and Canada to identify potential customers who through our cost effective dual fuel solution can allow the suppliers to optimize existing locations and/or justify developing new locations.”
Mr. Jensen added, “So as we finish up our fourth quarter, fiscal 2014 will have been an important year of early-adopter evaluations, field validation of our dual fuel system and most importantly, an increasing acceptance of dual fuel as a second mainstream fueling solution for natural gas vehicles. While we still have approximately 45 days to book and ship product, we believe the scheduled timing of approximately 150 follow-on dealer/customer vehicular deliveries will slip beyond September into the next fiscal year. This would put fiscal 2014 revenue in the $7 million to $8 million range, exclusive of backlog but with a growing number of early-adopter customers and follow-on customers entering fiscal 2015.
Conference Call
Please join us today at 10:00 AM Eastern when we will discuss the results for the three months ended June 30, 2014. To participate, please call 1-888-430-8691 and ask for the American Power Group call using pass code 1795139. A replay of the conference call can be accessed until 11:50 PM on August 31, 2014 by calling 1-719-457-0820 and entering pass code 1795139.

Results of Operations
Three Months ended June 30, 2014 Compared to the Three Months ended June 30, 2013
Net sales for the three months ended June 30, 2014 decreased $369,000 or 17 percent to $1,782,000 as compared to net sales of $2,151,000 for the three months ended June 30, 2013. North American stationary revenues for the three months ended June 30, 2014 were approximately $1,218,000 which was approximately $840,000 or 41 percent lower when compared to North American stationary revenues for the same period of the prior year. Approximately $1.1 million or 50 percent of the North American stationary revenue last year was associated with the full turnkey conversion of multiple engines in the high pressure fracturing market. These conversions were at a higher per unit revenue due to the full turnkey nature of the orders as compared to the more typical sale of just our dual fuel systems. Domestic vehicular revenues for the three months ended June 30, 2014 increased $196,000 or 173 percent to $310,000 as compared to the prior year while international vehicular revenues for the three months ended June 30, 2014 were $254,000 as compared to zero a year ago. The increase was attributable to increased market exposure and sales through our WheelTime member distributor/installer network and the ability to actively solicit customer orders due to the increased number of EPA approvals we have received to date.
During the three months ended June 30, 2014 our gross profit was $515,000 or 29 percent of net sales as compared to a gross profit of $1,010,000 or 47 percent of net sales for the three months ended June 30, 2013. The decrease in gross profit was primarily due to increased overhead costs and a decrease in revenues. During the quarter we incurred approximately $200,000 of additional overhead costs associated with our efforts to expand our stationary engine families in response to market demand and upgrades to our stationary solution and vehicular software to increase functionality and field performance. In addition, non-cash amortization of capitalized software costs increased approximately $52,000 during the quarter ended June 30, 2014 as the result of increased EPA approvals since last year.
Selling, general and administrative expenses for the three months ended June 30, 2014 increased $47,000 or 4 percent to $1,134,000 as compared to $1,087,000 for the three months ended June 30, 2013. The increase was primarily attributable to higher wages associated with an increased number of employees which was offset by lower professional and commission related costs.
During the three months ended June 30, 2014, interest and financing expense increased $9,000 or 23 percent to $48,000 as compared to $39,000 for the three months ended June 30, 2013.
Our net loss for the three months ended June 30, 2014 increased $544,000 or 389 percent to $684,000 or ($0.01) per basic share as compared to a net loss of $140,000 or ($0.00) per basic share for the three months ended June 30, 2013. The calculation of net loss per share available for Common shareholders for the three months ended June 30, 2014 and 2013, reflects the inclusion of 10% Convertible Preferred Stock quarterly dividends of $242,000 and $244,000 associated with the issuance of the 10% Convertible Preferred Stock.
Nine Months ended June 30, 2014 Compared to the Nine Months ended June 30, 2013
Net sales for the nine months ended June 30, 2014 increased $4,000 to $4,883,000 as compared to net sales of $4,879,000 for the nine months ended June 30, 2013. North American stationary revenues for the nine months ended June 30, 2014 were approximately $3,376,000 which was approximately $699,000 or 17 percent lower when compared to North American stationary revenues for the same period of the prior year. Approximately $2.4 million or 47 percent of the North American stationary revenue last year was associated with the full turnkey conversion of multiple engines in the high pressure fracturing market. These conversions were at a higher per unit revenue due to the full turnkey nature of the orders as compared to the more typical sale of just our dual fuel systems. Domestic vehicular revenues for the nine months ended June 30, 2014 increased $513,342 or 76 percent to $1,189,000 as compared to the prior year while international vehicular revenues for the nine months ended June 30, 2014 were $319,000 as compared to $128,000 a year ago. The increase was attributable to increased market exposure and sales through our WheelTime member distributor/installer network and the ability to actively solicit customer orders due to the increased number of EPA approvals we have received to date.
During the nine months ended June 30, 2014, our gross profit was $1,764,000 or 36 percent of net sales as compared to $2,027,000 or 42 percent of net sales for the nine months ended June 30, 2013. The decrease in gross profit was primarily due to increased overhead costs. During the nine months ended June 30, 2014, we incurred approximately $350,000 of additional overhead costs associated with our efforts to expand our stationary engine families in response to market demand and upgrades to our stationary solution and vehicular software to increase functionality and field performance. In addition, amortization of capitalized software costs increased approximately $171,000 during the nine months ended June 30, 2014 as the result of increased EPA approvals since last year.
Selling, general and administrative expenses for the nine months ended June 30, 2014 decreased $177,000 or 5 percent to $3,058,000 as compared to $3,235,000 for the nine months ended June 30, 2013. The decrease was primarily attributable to approximately $393,000 of one-time, non-cash amortization expense associated with the WheelTime member incentive warrants which vested during the nine months ended June 30, 2013. This decrease was offset by higher wages of approximately $345,000 associated with an increased number of employees.
During the nine months ended June 30, 2014, interest and financing expense increased $12,000 or 10 percent to $139,000 as compared to $127,000 for the nine months ended June 30, 2013.
Our net loss for the nine months ended June 30, 2014 increased $113,000 or 8 percent to $1,503,000 or ($0.03) per basic share as compared to a net loss of $1,390,000 or ($0.03) per basic share for the nine months ended June 30, 2013. The calculation of net loss per share available for Common shareholders for the nine months ended June 30, 2014 and 2013, reflects the inclusion of quarterly dividends of $723,000 and $645,000, respectively, paid on our 10% Convertible Preferred Stock.

Condensed Consolidated Statements of Operations
	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013

Net sales	$1,782,000	$2,151,000	$4,883,000	$4,879,000
Cost of sales	1,267,000	1,141,000	3,119,000	2,852,000
Gross profit	515,000	1,010,000	1,764,000	2,027,000
Selling, general and administrative	1,134,000	1,087,000	3,058,000	3,235,000
Operating loss from continuing operations	(619,000)	(77,000)	(1,294,000)	(1,208,000)
Other income (expense):
Interest and financing expense	(48,000)	(39,000)	(139,000)	(127,000)
Other, net	(17,000)	(24,000)	(70,000)	(55,000)
Other expense, net	(65,000)	(63,000)	(209,000)	(182,000)
Net loss	(684,000)	(140,000)	(1,503,000)	(1,390,000)
10% Convertible Preferred dividends	(242,000)	(244,000)	(723,000)	(645,000)
Net loss available to Common shareholders	$(926,000)	$(384,000)	$(2,226,000)	$(2,035,000)

Loss from continuing operations per share - basic and diluted	$(0.01)	$—	$(0.03)	$(0.03)
Net loss per Common share - 10% Convertible Preferred dividend	(0.01)	(0.01)	(0.02)	(0.01)
Net loss attributable to Common shareholders per share - basic and diluted	$(0.02)	$(0.01)	$(0.05)	$(0.04)

Weighted average shares outstanding - basic and diluted	50,364,666	46,869,240	49,268,170	46,269,996

Condensed Consolidated Balance Sheet Data
	June 30, 2014	September 30, 2013
Assets
Current assets	$4,192,000	$4,771,000
Property, plant and equipment, net	784,000	930,000
Other assets	4,607,000	4,696,000
	$9,583,000	$10,397,000
Liabilities and Stockholders' Equity
Current liabilities	$5,126,000	$2,657,000
Notes payable, net of current portion	44,000	1,490,000
Obligations due under lease settlement, net of current portion	506,000	506,000
Stockholders' equity	3,907,000	5,744,000
	$9,583,000	$10,397,000
About American Power Group Corporation
American Power Group’s alternative energy subsidiary, American Power Group, Inc., provides a cost-effective patented Turbocharged Natural Gas® conversion technology for vehicular, stationary and off-road mobile diesel engines. American Power Group's dual fuel technology is a unique non-invasive energy enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility to run on: (1) diesel fuel and liquefied natural gas; (2) diesel fuel and compressed natural gas; (3) diesel fuel and pipeline or well-head gas; and (4) diesel fuel and bio-methane, with the flexibility to return to 100% diesel fuel operation at any time. The proprietary technology seamlessly displaces up to 75% of the normal diesel fuel consumption with the average displacement ranging from 40% to 65%. The energized fuel balance is maintained with a proprietary read-only electronic controller system ensuring the engines operate at original equipment manufacturers’ specified temperatures and pressures. Installation on a wide variety of engine models and end-market applications require no engine modifications unlike the more expensive invasive fuel-injected systems in the market. See additional information at: www.americanpowergroupinc.com.
Caution Regarding Forward-Looking Statements and Opinions
With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These forward-looking statements and opinions are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements and opinions. These risk factors include, but are not limited to, the fact that our dual fuel conversion business has lost money in the last five consecutive fiscal years, the risk that we may require additional financing to grow our business, the fact that we rely on third parties to manufacture, distribute and install our products, we may encounter difficulties or delays in developing or introducing new products and keeping them on the market, we may encounter lack of product demand and market acceptance for current and future products, we may encounter adverse events economic conditions, we operate in a competitive market and may experience pricing and other competitive pressures, we are dependent on governmental regulations with respect to emissions, including whether EPA approval will be obtained for future products and additional applications, the risk that we may not be able to protect our intellectual property rights, factors affecting the Company's future income and resulting ability to utilize its NOLs, the fact that our stock is thinly traded and our stock price may be volatile, the fact that we have preferred stock outstanding with substantial preferences over our common stock, the fact that the conversion of the preferred stock and the exercise of stock options and warrants will cause dilution to our shareholders, the fact that we incur substantial costs to operate as a public reporting company and other factors that are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended September 30, 2013 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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